QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

THE TITAN CORPORATION
2002 EMPLOYEE STOCK PURCHASE PLAN

i

THE TITAN CORPORATION
2002 EMPLOYEE STOCK PURCHASE PLAN

        The Board of Directors of The Titan Corporation (the "Company") has adopted this 2002 Employee Stock Purchase Plan (the "Plan") to enable eligible employees of the Company and its participating Affiliates (as defined below), through payroll deductions, to purchase shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). The Plan is for the benefit of the employees of The Titan Corporation and any participating Affiliates. The Plan is intended to benefit the Company by increasing the employees' interest in the Company's growth and success and encouraging employees to remain in the employ of the Company or its participating Affiliates. The provisions of the Plan are set forth below:

1.    SHARES SUBJECT TO THE PLAN

        Subject to adjustment as provided in Section 22 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is two million five hundred thousand (2,500,000). The shares issuable under the Plan may, in the discretion of the Board of Directors of the Company (the "Board"), be either authorized but unissued shares or treasury shares.

2.    ADMINISTRATION

        The Plan shall be administered under the direction of the Compensation Committee of the Board (the "Committee"). No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

3.    INTERPRETATION

        It is intended that the Plan will meet the requirements for an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"), and it is to be so applied and interpreted. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

4.    ELIGIBLE EMPLOYEES

        Any employee of the Company or any of its participating Affiliates may participate in the Plan, except the following, who are ineligible to participate: (a) an employee who has been employed by the Company or any of its participating Affiliates for less than three months as of the beginning of an Offering Period (as defined in Section 7 below); (b) an employee whose customary employment is for less than five months in any calendar year; (c) an employee whose customary employment is 20 hours or less per week; and (d) an employee who, after exercising his or her rights to purchase shares under the Plan, would own shares of Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. Notwithstanding the previous sentence, subject to the provisions of Section 423 of the Code and the regulations thereunder the Board may choose to exclude from participation one or more of the following categories of employees: (i) officers; (ii) persons whose principal duties consist of supervising the work of other employees; and (iii) highly compensated employees. The term "participating Affiliate" means any company or other trade or business that is a subsidiary of the Company (determined in accordance with the principles of Sections 424(e) and (f) of the Code and the regulations thereunder). The Board may at any time in its sole discretion, if it deems it advisable to do so, terminate the participation of the employees of a particular participating Affiliate.

5.    PARTICIPATION IN THE PLAN

        An eligible employee may become a participating employee in the Plan by completing an election to participate in the Plan on a form provided by the Company and submitting that form to the Payroll Department of the Company. The form will authorize payroll deductions (as provided in Section 6 below) and authorize the purchase of shares of Common Stock for the employee's account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of the first Offering Period.

6.    OFFERINGS

        At the time an eligible employee submits his or her election to participate in the Plan (as provided in Section 5 above), the employee shall elect to have deductions made from his or her pay subject to a maximum of fifteen percent (15%) of total compensation, on each pay day following his or her enrollment in the Plan, and for as long as he or she shall participate in the Plan. The deductions will be credited to the participating employee's account under the Plan. An employee may not during any Offering Period change his or her percentage of payroll deduction for that Offering Period, nor may an employee withdraw any contributed funds, other than in accordance with Sections 14 through 16 below.

7.    OFFERING PERIODS

        The Offering Periods shall be determined by the Committee. The first Offering Period under the Plan shall commence on the date determined by the Committee.

8.    RIGHTS TO PURCHASE COMMON STOCK; PURCHASE PRICE

        Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Offering Period. The purchase price of each share of Common Stock (the "Purchase Price") shall be determined by the Committee; provided, however, the Purchase Price shall not be less than the lesser of 85 percent of the fair market value of the Common Stock (i) on the first trading day of the Offering Period or (ii) on the last trading day of such Offering Period; provided, further, that in no event shall the Purchase Price be less than the par value of the Common Stock. For purposes of the Plan, "fair market value" means the value of each share of Common Stock subject to the Plan on a given date determined as follows: if on such date the shares of Common Stock are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, Inc., or are publicly traded on an established securities market, the fair market value of the shares of Common Stock shall be the closing price of the shares of Common Stock on such exchange or in such market (the Board shall determine the appropriate exchange or market if there is more than one such exchange or market) on such date or, if such date is not a trading day, on the trading day immediately preceding such date (or if there is no such reported closing price, the fair market value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the shares of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the shares of Common Stock are not listed on such an exchange, quoted on such System or traded on such a market, fair market value shall be determined by the Board in good faith.

9.    TIMING OF PURCHASE; PURCHASE LIMITATION

        Unless a participating employee has given prior written notice terminating such employee's participation in the Plan, or the employee's participation in the Plan has otherwise been terminated as provided in Sections 14 through 16 below, such employee will be deemed to have exercised automatically his or her right to purchase Common Stock on the last trading day of the Offering Period (except as provided in Section 14 below) for the number of shares of Common Stock which the accumulated funds in the employee's account at that time will purchase at the Purchase Price, subject to the participation adjustment provided for in Section 13 below and subject to adjustment under Section 22 below. Notwithstanding any other provision of the Plan, no employee may purchase in any one calendar year under the Plan and all other "employee stock purchase plans" of the Company and its participating Affiliates shares of Common Stock having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the Offering Period as to shares purchased during such period. Effective upon the last trading day of the Offering Period, a participating employee will become a stockholder with respect to the shares purchased during such period, and will thereupon have all dividend, voting and other ownership rights incident thereto. Notwithstanding the foregoing, no shares shall be sold pursuant to the Plan unless the Plan is approved by the Company's stockholders in accordance with Section 21 below.

10.  ISSUANCE OF STOCK CERTIFICATES

        On the last trading day of the Offering Period, a participating employee will be credited with the number of shares of Common Stock purchased for his or her account under the Plan during such Offering Period. Shares purchased under the Plan will be held in the custody of an agent (the "Agent") appointed by the Board of Directors. The Agent may hold the shares purchased under the Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate without identification as to individual participating employees. The Committee shall have the right to require any or all of the following with respect to shares of Common Stock purchased under the Plan:

                (i)    that a participating employee may not request that all or part of the shares of Common Stock be reissued in the employee's own name and the stock certificates delivered to the employee until two years (or such shorter period of time as the Committee may designate) have elapsed since the first day of the Offering Period in which the shares were purchased and one year has elapsed since the day the shares were purchased (the "Section 423 Holding Period");

                (ii)    that all sales of shares during the Section 423 Holding Period applicable to such shares be performed through a licensed broker acceptable to the Company; and

                (iii)    that participating employees abstain from selling or otherwise transferring shares of Common Stock purchased pursuant to the Plan for a period lasting up to two years from the date the shares were purchased pursuant to the Plan.

11.  WITHHOLDING OF TAXES

        To the extent that a participating employee realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participating employee or from shares that would otherwise be issued to the participating employee hereunder. Any participating employee who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which the shares were purchased must within 30 days of such transfer notify the Payroll Department of the Company in writing of such transfer.

12.  ACCOUNT STATEMENTS

        The Company will cause the Agent to deliver to each participating employee a statement for each Offering Period during which the employee purchases Common Stock under the Plan, reflecting the amount of payroll deductions during the Offering Period, the number of shares purchased for the employee's account, the price per share of the shares purchased for the employee's account and the number of shares held for the employee's account at the end of the Offering Period.

13.  PARTICIPATION ADJUSTMENT

        If in any Offering Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1 above is insufficient to permit exercise of all rights deemed exercised by all participating employees pursuant to Section 9 above, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee's account after such exercise will be refunded to the employee.

14.  CHANGES IN ELECTIONS TO PURCHASE

        (a)  A participating employee may, at any time prior to the last trading day of the Offering Period, by written notice to the Company, direct the Company to cease payroll deductions in accordance with the following alternatives:

                (i)    The employee's option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Offering Period, with the amount then credited to the employee's account; or

                (ii)    Withdraw the amount in such employee's account and terminate such employee's option to purchase.

        (b)  Any participating employee may increase or decrease his or her payroll deduction, to take effect on the first day of the next Offering Period, by delivering to the Company a new form regarding election to participate in the Plan under Section 5 above.

15.  TERMINATION OF EMPLOYMENT OR DISCHARGE

        In the event a participating employee leaves the employ of the Company or a participating Affiliate, including death, prior to the last day of the Offering Period, the amount in the employee's account will be distributed and the employee's option to purchase will terminate.

16.  TERMINATION OF PARTICIPATION

        A participating employee will be refunded all moneys in his or her account, and his or her participation in the Plan will be terminated if either (a) the Board elects to terminate the Plan as provided in Section 21 below, or (b) the employee ceases to be eligible to participate in the Plan under Section 4 above. As soon as practicable following termination of an employee's participation in the Plan, the Company will deliver to the employee a check representing the amount in the employee's account. Once terminated, participation may not be reinstated for the then current Offering Period, but, if otherwise eligible, the employee may elect to participate in any subsequent Offering Period.

17.  ASSIGNMENT

        No participating employee may assign his or her rights to purchase shares of Common Stock under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of Common Stock under the Plan may be made only to the participating employee (or, in the event of the employee's death, to the employee's estate). Once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

18.  APPLICATION OF FUNDS

        All funds received or held by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Common Stock and/or refunded to participating employees. Participating employees' accounts will not be segregated.

19.  NO RIGHT TO CONTINUED EMPLOYMENT

        Neither the Plan nor any right to purchase Common Stock under the Plan confers upon any employee any right to continued employment with the Company or any of its participating Affiliates, nor will an employee's participation in the Plan restrict or interfere in any way with the right of the Company or any of its participating Affiliates to terminate the employee's employment at any time.

20.  AMENDMENT OF PLAN

        The Board may, at any time, amend the Plan in any respect (including an increase in the percentage specified in Section 8 above used in calculating the Purchase Price); provided, however, that without approval of the stockholders of the Company no amendment shall be made (a) increasing the number of shares specified in Section 1 above that may be made available for purchase under the Plan (except as provided in Section 22 below) or (b) changing the eligibility requirements for participating in the Plan. No amendment may be made that impairs the vested rights of participating employees.

21.  EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN

        The Plan shall be effective as of the date of adoption by the Board, which date is set forth below, subject to approval of the Plan by a majority of the votes present and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy; provided, however, that upon approval of the Plan by the shareholders of the Company as set forth above, all rights to purchase shares granted under the Plan on or after the effective date shall be fully effective as if the shareholders of the Company had approved the Plan on the effective date. If the shareholders fail to approve the Plan on or before one year after the effective date, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and of no effect, and all contributed funds shall be refunded to participating employees. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate ten (10) years after the date of adoption of the Plan by the Board or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the Plan pursuant to Section 1 above have been issued.

22.  EFFECT OF CHANGES IN CAPITALIZATION

        a.    Changes in Stock

        If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which rights are outstanding shall be similarly adjusted so that the proportionate interest of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share.

        b.    Reorganization in Which the Company Is the Surviving Corporation

        Subject to Subsection (c) of this Section 22, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.

        c.    Reorganization in Which the Company Is Not the Surviving Corporation or Sale of Assets or Stock

        Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than 80 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Offering Period shall be deemed to have ended on the last trading day prior to such termination, and in accordance with Section 10 above the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last trading day. The Board shall send written notice of an event that will result in such a termination to all participating employees not later than the time at which the Company gives notice thereof to its stockholders.

        d.    Adjustments

        Adjustments under this Section 22 related to stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.

        e.    No Limitations on Company

        The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

23.  GOVERNMENTAL REGULATION

        The Company's obligation to issue, sell and deliver shares of Common Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

24.  STOCKHOLDER RIGHTS

        Any dividends paid on shares held by the Company for a participating employee's account will be transmitted to the employee as determined by the Committee. The Company will deliver to each participating employee who purchases shares of Common Stock under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any shares of Common Stock held by the Agent for an employee's account will be voted in accordance with the employee's duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.

25.  RULE 16b-3

        Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

26.  PAYMENT OF PLAN EXPENSES

        The Company will bear all costs of administering and carrying out the Plan.

* * *

        This Plan was duly adopted and approved by the Board of Directors of the Company on the 1st of March, 2002.

Nicholas J. Costanza Secretary

        This Plan was duly approved by the stockholders of the Company on the 16th of May, 2002.

Nicholas J. Costanza Secretary

QuickLinks

  EXHIBIT 99.2
TABLE OF CONTENTS
THE TITAN CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN